Exhibit 3.25

THIRD AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

SSP SERVICES, L.P.

This Third Amended and Restated Agreement of Limited Partnership of SSP Services, L.P. (the “Agreement”), is entered into by and between SSP Services Management, LLC (“SSP Services Management”), as general partner (the “General Partner”), and SSP Holdings Limited Partnership (“SSP Holdings”), as the limited partner (the “Limited Partner,” and together with the General Partner, the “Partners”).

WHEREAS, SSP Services, L.P., a Texas limited partnership (the “Partnership”) was formed on November 16, 1996; and

WHEREAS, the Partners agreed to amend and restate their agreement of partnership through the Second Amended and Restated Agreement of Limited Partnership (the “Second Amended Agreement”) on January 1, 1999; and

WHEREAS, the Partners have consented to the transactions contemplated by the Contribution and Assignment Agreement and the Distribution Agreement, each dated as of July 7, 2000, attached hereto as Exhibit A and Exhibit B, respectively; and

NOW, THEREFORE, the Partners hereby amend and restate their agreement of limited partnership in its entirety, pursuant to and in accordance with the Texas Revised Uniform Limited Partnership Act, as amended from time to time (the “Act”), and hereby agree as follows:

1. Name. The name of the limited partnership is SSP Services, L.P. (the “Partnership”).

2. Purpose. The Partnership is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Partnership is, engaging in any lawful act or activity for which limited partnerships may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

3. Registered Office. The registered office of the Partnership in the State of Texas is 4433 Baldwin Boulevard, Corpus Christi, Texas 78408.

4. Registered Agent. The name and address of the registered agent of the Partnership service of process on the Partnership in the State of Texas is Sam L. Susser at 4433 Baldwin Boulevard, Corpus Christi, Texas 78408.

5. Partners. The names and business, residence or mailing addresses of the General Partner and the Limited Partner are as follows:

General Partner:

SSP Services Management, LLC

4433 Baldwin Boulevard

Corpus Christi, Texas 78408

Attn: President

Limited Partner:

SSP Holdings Limited Partnership

4433 Baldwin Boulevard

Corpus Christi, Texas 78408

6. Powers. The powers of the General Partner include all powers, statutory and otherwise, possessed by general partners under the laws of the State of Texas. In this connection, the General Partner shall have the authority, with the consent of the Limited Partner, to incur or guarantee indebtedness and to pledge and grant security interests in the assets of the Partnership.

7. Dissolution. The Partnership shall dissolve, and its affairs shall be wound up, on December 31, 2025, or at such earlier time as (a) all of the partners of the Partnership approve in writing, (b) an event of withdrawal of a general partner has occurred under the At [SIC], (c) an entry of a decree of judicial dissolution or (d) any other event which would dissolve the Partnership under the Act; provided, however, the Partnership shall not be required to be wound up upon an event of withdrawal of a general partner described in Section 7(b) if within ninety (90) days after the occurrence of such event of withdrawal, all remaining partners agree in writing to continue the business of the partnership and to the appointment, effective as of the date of the event of withdrawal, of one (1) or more additional general partners of the Partnership.

8. Capital Contributions. The initial contribution of Sam L. Susser was returned upon the withdrawal of Sam L. Susser as limited partner in accordance with the Second Amended and Restated Agreement of the Partnership. Certain issued limited partnership interests were purchased by SSP Holdings and a new general partner was admitted, resulting in the percentage partnership interest of the Partners described below:

SSP Services Management as General Partner:	0.1%
SSP Holdings as Limited Partner:	99.9%

9. Additional Contributions. No partner of the Partnership is required to make any additional capital contribution to the Partnership.

10. Allocation of Profits and Losses. The Partnership’s profits and losses shall be allocated in proportion to the capital contributions of the partners of the Partnership.

11. Distributions. Distributions shall be made to the partners of the Partnership at the times and in the aggregate amounts determined by the General Partner. Such distributions shall be allocated among the partners of the Partnership in the same proportion as their then capital account balances.

12. Assignments.

a) The Limited Partner may assign all or any part of its partnership interest in the Partnership and may withdraw from the Partnership without the consent of the General Partner. Upon any such withdrawal, the Limited Partner shall receive a return of its initial capital contributions.

b) The General Partner may assign all or any part of its partnership interest in the Partnership and may withdraw from the Partnership only with the consent of the Limited Partner.

13. Withdrawal. Except to the extent set forth in Section 12, no right is given to any partner of the Partnership to withdraw from the Partnership.

14. Admission of Additional or Substitute Partners.

a) One (1) or more additional or substitute limited partners of the Partnership may be admitted to the Partnership only with the consent of all the Partners.

b) One (1) or more additional or substitute general partners of the Partnership may be admitted to the Partnership only with the consent of all the Partners.

15. Liability of Limited Partners. The Limited Partners shall not have any liability for the obligations or liabilities of the Partnership except to the extent provided in the Act.

16. Incentive Plan. The Partners have adopted and consented to the SSP Services 1998 Incentive Plan. The General Partner with the consent of the Limited Partner may from time to time adopt and implement other incentive programs for the employees of the Partnership. The terms and conditions of any such program shall be determined by the General Partner with the consent of the Limited Partner.

17. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Texas, all rights and remedies being governed by said laws.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Second Amended aid Restated Agreement of Limited Partnership Agreement as of the 7 day of July 2000.

GENERAL PARTNER: SSP SERVICES MANAGEMENT, LLC

By:	/s/ Sam L. Susser
	Name:	Sam L. Susser
	Title:	President

LIMITED PARTNER: SUSSER HOLDINGS LIMITED PARTNERSHIP

By:	S Interests Management Company, LLC, its general partner

	By:	Susser Holdings, LLC, its manager

	By:	/s/ Sam L. Susser
Name: Sam L. Susser
Title: President and Chief Executive Officer

Exhibit A

CONTRIBUTION AND ASSIGNMENT AGREEMENT

THIS CONTRIBUTION AND ASSIGNMENT AGREEMENT dated as of July 7, 2000 (this “Agreement”), is entered into by and among SSP SERVICES MANAGEMENT COMPANY, LLC, a Texas limited liability company (“SSP Services Management”); SSP SERVICES, L.P., a Texas limited partnership (“SSP Services LP”); SSP HOLDINGS LIMITED PARTNERSHIP, a Texas limited partnership (“SSP Holdings”); SSP PARTNERS, a Texas general partnership (“SSP Partners”); SUSSER HOLDINGS, LLC, a Delaware limited liability company (“Susser Holdings”); and SAM L. SUSSER (“Susser”). SSP Services Management, SSP Services LP, SSP Holdings, SSP Partners and Susser Holdings are collectively referred to herein as the “Susser Entities.”

RECITALS

WHEREAS, in connection with that certain Securities Purchase Agreement dated as of July 7, 2000 (the “Securities Purchase Agreement”) among Susser Holdings and the investors named therein (the “Investors”), the parties hereto desire to enter into this Agreement for the purpose of restructuring certain interests in the Susser Entities; and

WHEREAS, Susser has heretofore formed SSP Services Management pursuant to the Texas Limited Liability Company Act for the purpose of serving as the general partner of SSP Services LP; and

WHEREAS, concurrently with the execution of this Agreement, Susser, SSP Holdings and SSP Services Management entered into a written consent of partners of SSP Services LP (the “Partners Consent”) authorizing (i) the assignment of certain limited partner interests, (ii) the admission of substitute and additional limited partners, and (iii) the admission of a substitute general partner, each as contemplated in Article I of this Agreement; and

WHEREAS, SSP Services Management and SSP Holdings have entered into the Third Amended and Restated Agreement of Limited Partnership of SSP Services LP; and

NOW, THEREFORE, in consideration of their mutual undertakings and agreements hereunder, the parties to this Agreement undertake and agree as follows:

ARTICLE I

Concurrent Transactions

1.1 Susser Contribution to SSP Services Management. Susser hereby contributes a 40.4% limited partner interest in SSP Services LP to SSP Services Management in exchange for 100% of the member interests of SSP Services Management, and SSP Services Management hereby accepts such contribution, as a contribution to the capital of SSP Services Management. Pursuant to the Partners Consent, SSP Services Management is admitted as a limited partner of SSP Services LP.

1.2 SSP Holdings Exchange of Interests in SSP Services LP. SSP Holdings hereby contributes its 1% general partner interest in SSP Services LP to SSP Services LP in exchange for a 1% limited partner interest in SSP Services LP, and SSP Services hereby accepts such contribution, as a contribution to the capital of SSP Services LP. Pursuant to the Partners Consent, SSP Holdings is admitted as a limited partner of SSP Services LP.

1.3 SSP Services Management Exchange of Interests in SSP Services LP. SSP Services Management hereby contributes .1% limited partner interest in SSP Services LP to SSP Services LP in exchange for a .1% general partner interest in SSP Services LP, and SSP Services LP hereby accepts such contribution as a contribution to the capital of SSP Services LP. Pursuant to the Partners Consent, SSP Services Management is admitted as the general partner of SSP Services LP.

1.4 Cash Contribution to SSP Services LP. SSP Holdings hereby contributes cash in the amount of $5,000,000 to SSP Services LP in exchange for an additional 40.8% limited partner interest in SSP Services LP which when aggregated with its existing ownership would result in a limited partner interest equal to 99.89% and SSP Services Management’s limited partnership interest being diluted to .001%.

1.5 Resulting Structure of SSP Services LP. After giving effect to the transactions in Sections 1.1. through 1.4. of this Article I, the resulting structure of SSP Services LP shall be as follows: SSP Services Management is the general partner with a .1% general partner interest and a .001% limited partner interest, and SSP Holdings is the sole limited partner with a 99.899% limited partner interest.

ARTICLE II

Closing Transactions

2.1 Cash Contribution. The parties to this Agreement acknowledge a cash contribution of $25,000,000 by the Investors to Susser Holdings in exchange for common and preferred interests pursuant to the Securities Purchase Agreement.

2.2 Susser Holdings Cash Contribution to SSP Holdings. Susser Holdings hereby contributes $17,500,000 in cash to SSP Holdings, and SSP Holdings hereby accepts such cash contribution, as a contribution to the capital of SSP Holdings.

2.3 SSP Holdings Loan to SSP Services LP. SSP Holdings hereby loans cash in the amount of $12,500,000 to SSP Services LP in exchange for a promissory note in the amount of $12,500,000 payable to SSP Holdings (the “SSP Holdings Note”) which is secured by a security interest in all of the general partner interests in SSP Partners owned by SSP Services LP.

2.4 SSP Services LP Distribution. SSP Services LP hereby distributes $12,500,000 to SSP Services Management, its general partner who is jointly and severally liable for the payment of the SSP Holdings Note, and SSP Services Management hereby distributes $12,500,000 to Susser, its sole member, such distributions to be subject to the terms and conditions of the Distribution Agreement dated as of July 7, 2000 among Susser, Susser Holdings, SSP Services Management, SSP Services and certain other subsidiaries of Susser Holdings.

2.5 SSP Services LP Cash Contribution to SSP Partners. SSP Services LP hereby contributes $5,000,000 in cash to SSP Partners in exchange for a 10% partner interest in SSP Partners, and SSP Partners hereby accepts such cash contribution, as a contribution to the capital of SSP Partners. After giving effect to such $5,000,000 contribution, SSP Services LP owns a 10% partner interest in SSP Partners and SSP Holdings owns a 90% partner interest in SSP Partners.

2.6 Susser Holdings Payment on Susser Holdings Note. Susser Holdings hereby pays to SSP Partners $5,000,000 in cash as a payment on a note payable owed by Susser Holdings to SSP Partners, and SSP Partners hereby acknowledges and accepts such $5,000,000 payment.

ARTICLE III

Further Assurances

From time to time after the date hereof, and without any further consideration, each party upon request from another shall execute, acknowledge and deliver all such additional instruments, notices and other documents, and will do all such other acts and things, all in accordance with applicable law, as may be reasonably necessary or appropriate to more fully and effectively carry out he purposes and intent of this Agreement.

ARTICLE IV

Miscellaneous

4.1 Order of Completion of Transactions; Effective Time. The transactions provided for in Articles I and II of this Agreement shall be completed on the date of this Agreement in the following order:

First, the transactions provided for in Article I shall be completed; and

Second, the transactions provided for in Article II shall be completed.

4.2 Headings; References; Interpretation. All Article and Section headings in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any of the provisions hereof. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, and not to any particular provision of this Agreement. All references herein to Articles and Sections, shall, unless the context requires a different construction, be deemed to be references to the Articles and Sections of this Agreement. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders, and the singular shall include the plural and vice versa.

4.3 Successors and Assigns. The Agreement shall be binding upon and inure to the benefit of the parties signatory hereto and their respective successors and assigns.

4.4 No Third Party Rights. The provisions of this Agreement are intended to bind the parties signatory hereto as to each other and are not intended to and do not create rights in any other person or confer upon any other person any benefits, rights or remedies and no person is or is intended to be a third party beneficiary of any of the provisions of this Agreement.

4.5 Counterparts. This Agreement may be executed in any number of counterparts, all of which together shall constitute one agreement binding on the parties hereto.

4.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas applicable to contracts made and to be performed wholly within such state without giving effect to conflict of law principles thereof.

4.7 Severability. If any of the provisions of this Agreement are held by any court of competent jurisdiction to contravene, or to be invalid under, the laws of any political body having jurisdiction over the subject matter hereof, such contravention or invalidity shall not invalidate the entire Agreement. Instead, this Agreement shall be construed as if it did not contain the particular provision or provisions held to be invalid, and an equitable adjustment shall be made and necessary provision added so as to give effect to the intention of the parties as expressed in this Agreement at the time of execution of this Agreement.

4.8 Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the parties hereto.

4.9 Integration. This Agreement supersedes all previous understandings or agreements between the parties, whether oral or written, with respect to its subject matter. This document is an integrated agreement which contains the entire understanding of the parties. No understanding, representation, promise or agreement, whether oral or written, is intended to be or shall be included in or form part of this Agreement unless it is contained in a written amendment hereto executed by the parties hereto after the date of this Agreement.

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first above written.

SSP SERVICES MANAGEMENT COMPANY, LLC a Texas limited liability company

By:
Sam L. Susser
President

SSP SERVICES, L.P. a Texas limited partnership

By:	SSP Services Management Company, LLC, its general partner

By:
Sam L. Susser
President

SSP HOLDINGS LIMITED PARTNERSHIP a Texas limited partnership

By:	S Interests Management Company, LLC, its general partner

By:
Sam L. Susser
President

SSP PARTNERS, a Texas general partnership

By:	SSP Services, L.P., as partner

	By:	SSP Services Management Company, LLC, its general partner

By:
Sam L. Susser
President

SUSSER HOLDINGS, LLC a Delaware limited liability company

By:
Sam L. Susser
President

SAM L. SUSSER

Exhibit B

DISTRIBUTION AGREEMENT

This DISTRIBUTION AGREEMENT is made as of the 7th day of July, 2000, by and among SUSSER HOLDINGS, L.L.C., a Delaware limited liability company (the “Company”), SSP HOLDINGS LIMITED PARTNERSHIP, a Texas limited partnership (“SSP Holdings”), SSP SERVICES, L.P., a Texas limited partnership (“SSP Services”), SSP SERVICES MANAGEMENT COMPANY, L.L.C., a Texas limited liability company (“SSP Management,” together with the Company, SSP Holdings, SSP Services, and SSP Management, the “Susser Entities,” and each individually a “Susser Entity”) and SAM L. SUSSER, a member of the Company residing in Corpus Christi, Texas (“Susser”).

WHEREAS, the Company wishes to make a contribution in the amount of $17,500,000 to SSP Holdings;

WHEREAS, SSP Holdings, from the proceeds received by it from the Company, wishes to make a loan in the amount of $12,500,000 and a contribution in the amount of $5,000,000 to SSP Services;

WHEREAS, SSP Services, from the proceeds received by it from SSP Holdings, wishes to make a distribution in the amount of $12,500,000 to SSP Management, its general partner;

WHEREAS, SSP Management, from the proceeds received by it from SSP Services, wishes to make a distribution in the amount of $12,500,000 to Susser, its sole member.

NOW THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, receipt whereof is hereby acknowledged, the parties agree as follows:

1. Definitions. Capitalized terms used herein but not defined herein shall have the meanings assigned to such terms in the Securities Purchase Agreement, dated as of July 7, 2000 (the “Securities Purchase Agreement”), by and among the Company, BancBoston Ventures Inc. and Arena Capital Partners, L.L.C.

2. Distribution. The parties hereto hereby agree that, subject to the terms and conditions set forth herein, on July 7, 2000 (the “Effective Date”), pursuant to the Contribution and Assignment Agreement dated as of the Effective Date, in the form attached hereto as Exhibit A (i) the Company will contribute $17,500,000 to SSP Holdings; (ii) SSP Holdings will lend $12,500,000 to SSP Services pursuant to that certain Promissory Note, dated as of the Effective Date, in the form attached hereto as Exhibit B, and contribute $5,000,000 to SSP Services; (iii) SSP Services will distribute $12,500,000 to SSP Management; and (iv) SSP Management will distribute $12,500,000 to Susser.

3. Representations and Warranties by Susser. Susser represents and warrants to the Susser Entities and to the Investors that:

a) he is the sole member of SSP Management, which is the general partner of SSP Services;

b) he has all requisite power and authority and the full legal right, without restriction or limitation, to enter into and perform this Distribution Agreement and all obligations hereunder, in accordance with its terms;

c) he has no actual knowledge (without imputing any constructive knowledge or duty of inquiry) of any representation or warranty of the Company in the Securities Purchase Agreement that is not true and correct, where the consequence of any failure of any representation or warranty to be so true and correct would result in a Material Adverse Effect;

d) this Distribution Agreement has been duly executed and delivered by Susser and constitutes the legal, valid and binding obligation of him enforceable against him in accordance with its terms, except as the enforceability thereof may be limited by any applicable bankruptcy, reorganization, insolvency or other laws affecting creditors’ rights generally or by general principals of equity; and

e) this Distribution Agreement does not constitute a breach, violation or default under any agreement, law, judgement [SIC], decree, or governmental order, rule or regulation to which he is a party or by which he is bound.

Susser acknowledges that the Investors would not have entered into the Securities Purchase Agreement but for his representations and warranties set forth herein; that the investors are entitled to rely on his representations and warranties set forth herein in entering into the Securities Purchase Agreement, and that the Investors are accordingly third-party beneficiaries of this Distribution Agreement.

4. Representations and Warranties by each of the Susser Entities. Each of the Susser Entities represents and warrants that:

a) SSP Management is duly organized and existing in good standing in its jurisdiction of organization, is duly qualified as a foreign limited liability company, partnership, or corporation, as the case may be, and authorized to do business in all other jurisdictions in which the nature of its business or property makes such qualification necessary, and has the requisite power to own its properties and to carry on its business as now conducted;

b) the execution, delivery and performance by each of the Susser Entities of this Distribution Agreement (a) are within such Susser Entity’s power and authority, (b) has been duly authorized by all necessary membership or partnership proceedings of such Susser Entity, and (c) except as set forth in Schedule 3.2 to the Securities Purchase Agreement, do not (i) conflict with or result in any material breach of any provision of any agreement to which such Susser Entity is a party or by which such Susser Entity or any of its respective properties are bound or the creation of any material Lien upon any of such Susser Entity’s property, or (ii) require any consent or approval pursuant to (A) such Susser Entity’s respective LLC Agreement, partnership agreement, or operating agreement, as applicable; or (B) any law, regulation, order, judgment, writ, injunction, license, permit, agreement or instrument, except with respect to this clause (B) for any such consents or approvals of which the failure to obtain could not reasonably be expected to result in a Material Adverse Effect;

c) this Distribution Agreement has been duly executed and delivered by such Susser Entity and constitutes a legal, valid and binding obligation, enforceable against such Susser Entity in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, reorganization, insolvency, or other laws affecting creditors’ rights generally or by general principals of equity; and

d) this Distribution Agreement does not constitute a breach, violation or default under any agreement, law, judgement [SIC], decree, or governmental order, rule or regulation to which such Susser Entity is a party or by which such Susser Entity is bound.

5. No Transfers. Susser agrees that, so long as the Securities are outstanding, Susser will not transfer (excluding a transfer that results from Susser’s death) any interest he owns in the following entities:

SSP Beverage, Inc

Rusche Management Company

SSP - MC, Inc.

SSP Management Company

S Interests Inc.

APT Interest Inc.

Susser Management Company

6. Condition Precedent. The obligations (i) of the Company to make the contribution to SSP Holdings; (ii) of SSP Holdings to disburse the proceeds of such contribution as herein provided to SSP Services; (iii) of SSP Services to distribute such proceeds to SSP Management; and (iv) of SSP Management to distribute such proceeds to Susser, all as described herein, are conditioned upon the prior satisfaction of the following conditions:

a) the Investors shall have executed and delivered to the Company the Securities Purchase Agreement and shall have performed their obligations thereunder;

b) no representations, warranties or statements made by either Susser or any of the Susser Entities hereunder contains any untrue statement of material fact or omits to state a material fact necessary in order to make the statements contained herein, in light of the circumstances in which they were made, not misleading; and

c) the Restructuring, as described in Schedule 5.7 to the Securities Purchase Agreement, shall have been completed.

7. Amendment. This Distribution Agreement may be altered or amended only by a writing signed by or on behalf of Susser and each of the Susser Entities, and, in the case of any amendment to or affecting the representations and warranties of Susser in Section 3 hereof, with the prior written approval of each of the Investors.

8. Further Assurances. Upon request of any of the Susser Entities, and without additional consideration, Susser agrees to execute and deliver to such Susser Entity such other documents and instruments as are deemed necessary or desirable by such Susser Entity.

9. Termination. This Distribution Agreement and the obligations of the parties hereunder may be terminated by any of the parties in writing if the distributions described herein are not completed by or before July 31, 2000.

10. Notices. All notices, demands and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally or by overnight courier or if mailed by certified mail, return receipt requested, postage prepaid, or sent by written telecommunication, as follows:

(a) if to the Company, SSP Holdings, SSP Services or SSP Management, at:

4433 Baldwin Boulevard

Corpus Christi, Texas 78408

Attention: President

Fax: (361) 884-2494

with a copy to:

Robert V. Jewell, Esq.

Andrews & Kurth L.L.P.

Chase Tower

600 Travis, Suite 4200

Houston, Texas 77002

Fax: (713) 220-4285

(b) if to Susser, at the address set forth on the signature page hereto under Susser’s signature:

or at such other address as the party receiving such notice shall have previously notified to the other party hereto in accordance with this Section 9.

11. Miscellaneous. This Distribution Agreement shall be governed and controlled in all respects by the laws of the State of Texas. The paragraph headings are included solely for convenience and shall in no event affect, or be used in connection with, the interpretation of this Distribution Agreement. This Distribution Agreement represents the entire understanding and agreement of the parties with respect to the distributions described herein and shall be bring upon the parties hereto and their respective heirs, personal representatives, successors and assigns.

IN WITNESS WHEREOF, the parties have executed this Distribution Agreement as of the day and year first above written.

SUSSER ENTITIES:

SUSSER HOLDINGS, L.L.C.

By:
Name:	Sam L. Susser
Title:	Chief Executive Officer

SSP HOLDINGS LIMITED PARTNERSHIP
By:	S Interests, Inc., its general partner

By:
Name:	Sam L. Susser
Title:	President

SSP SERVICES, L.P.
By:	SSP Holdings Limited Partnership, its general partner

By:	S Interests, Inc., its general partner

By:
Name:	Sam L. Susser
Title:	President

SSP SERVICES MANAGEMENT COMPANY, L.L.C.

By:
Name:	Sam L. Susser
Title:	President

SUSSER:

Sam L. Susser

Address:	338 Santa Monica Place Corpus Christi, TX 78411 Fax: (361) 692-4952

Form of Contribution and Assignment Agreement

Form of Promissory Note